Exhibit 99.1

      Payless ShoeSource Reports August Same-Store Sales and Management
                            Restructuring Actions

    TOPEKA, Kan., Sept. 2 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales decreased 6.9 percent during the August reporting period, the four weeks ended August 28, 2004. Company sales totaled $218.0 million, a 6.4 percent decrease from $232.7 million during fiscal August of last year.

    Same-store sales decreased 0.2 percent during the first seven months of the fiscal year.

    Sales were as follows (unaudited):

                        AUGUST SALES (DOLLARS IN MILLIONS)
          Fiscal          Fiscal          Percent          Same-Store Sales*
          2004            2003            Increase/        Percent
                                          (Decrease)       Increase/(Decrease)
          $218.0          $232.7          (6.4)%           (6.9)%


                   YEAR-TO-DATE SALES (DOLLARS IN BILLIONS)
          Fiscal          Fiscal          Percent          Same-Store Sales*
          2004            2003            Increase/        Percent
                                          (Decrease)       Increase/(Decrease)
          $1.67           $1.66           0.4%             (0.2)%

     * Effective with the end of 2003, the fiscal year for operations in the company's Latin American region is based on a December 31 year-end. Stores in the company's Latin American region (211 stores) are included in total company results on a one-month lag relative to results from other regions.

    ** Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods. Same-store-sales exclude stores in the company's Latin American region.

    The company also announced today a series of management and administrative restructuring actions, as part of a plan announced on August 12, 2004. These actions involve headcount reductions and position eliminations throughout the company, reducing the company's administrative expenses by approximately
$12 million annually.

    As part of the restructuring, on an interim basis, Mr. Steven J. Douglass will assume the responsibilities of President, in addition to his duties as Chairman and Chief Executive Officer of Payless ShoeSource, Inc. Mr. Duane Cantrell will step down as President of the company effective today, and will also resign from the company's board of directors. Mr. Cantrell joined Payless ShoeSource in 1978. He has served as the company's President and as a director since February 2002. All functions that had reported to Mr. Cantrell will report to Mr. Douglass.

    On August 12, 2004, the company announced a series of strategic initiatives directed toward building long-term shareowner value. The strategic initiatives include:

    -- The previously announced decision to sell or dispose of all 181 Parade stores, and related operations;

    -- The sale or disposal of all 32 Payless ShoeSource stores in Peru and Chile, and related operations;

    -- The closing of approximately 260 Payless ShoeSource stores, in addition to the approximately 230 stores that had originally been scheduled for closing or relocation as a part of the normal course of business in fiscal 2004;

    -- The reduction of wholesale businesses that provide no significant growth opportunity, and;

    -- A comprehensive review of the company's expense structure and appropriate reductions to improve profitability.

    The actions announced today address management and administrative positions relating to all of the strategic initiatives.
    "Payless ShoeSource is committed to serving the interests of our shareowners by building long-term shareowner value through improved execution of our core business strategy. The new reporting structure will accelerate decision-making, and enable more effective execution of our strategy," said Mr. Douglass. "It is part of a plan designed to sharpen our focus on our core business strategy, reduce expenses, increase profitability, improve our company's operating margin and build value for our shareowners over the long term."

    "We remain committed to our stated objective of 30% gross margin for fiscal 2004. However, to accomplish this objective, the company must achieve low-single-digit positive same-store sales on a consistent basis for the remainder of the year. If the negative sales trend from July and August continues, it will be difficult to attain our fiscal 2004 gross margin objective. The company is focused on improving its sales performance through execution of its core business strategy: to be the Merchandise Authority in value-priced footwear and accessories through merchandise that is Right, Distinctive and Targeted for our customers."

    "We are grateful to all associates for their contributions to the company's success over the years. In particular, we thank Duane Cantrell for his twenty-six years of distinguished service on behalf of Payless ShoeSource."

    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. The Company operates a total of 5,078 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

    This release contains forward-looking statements relating to anticipated financial performance, strategic alternatives, and the impacts of such alternatives on anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Form 10-Q for the quarter ending May 1, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    For additional information regarding August 2004 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204. Select submenu 1, option 2. Or, visit our Investor Relations website at http://www.paylessinfo.com .

SOURCE  Payless ShoeSource, Inc.
    -0-                             09/02/2004
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com/
    (PSS)

CO:  Payless ShoeSource, Inc.
ST:  Kansas
IN:  REA HOU
SU:  SLS PER